Exhibit C.

THIS NOTE, AND THE OBLIGATIONS OF THE COMPANY HEREUNDER, HAVE BEEN SUBORDINATED TO THE OBLIGATIONS OF THE COMPANY TO BLUECREST VENTURE FINANCE MASTER FUND LIMITED (“BLUECREST”) AND ITS SUCCESSORS AND ASSIGNS PURSUANT TO THAT CERTAIN SUBORDINATION AGREEMENT AMONG THE PARTIES DATED AS OF THE DATE HEREOF (THE “SUBORDINATION AGREEMENT”).  HOLDER AND ANY SUBSEQUENT HOLDER HEREOF SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF SUCH SUBORDINATION AGREEMENT UNTIL PAYMENT IN FULL OF ALL OBLIGATIONS OF THE COMPANY TO BLUECREST AND SUCH SUCCESSORS AND ASSIGNS.

BIOHEART, INC.

$139,728.82

MAY 16, 2011

AMENDED AND RESTATED

EIGHT PERCENT (8%) UNSECURED CONVERTIBLE NOTE

THIS NOTE (the “Note”) is a duly authorized Unsecured Convertible Note of BIOHEART, INC., a FLORIDA corporation (the “Company” or the “Issuer”)).

FOR VALUE RECEIVED, subject to the terms and conditions of the Subordination Agreement, the Company promises to pay Magna Group, LLC (the “Holder”), the principal sum of $139,728.82(the “Principal Amount”) or such lesser principal amount following the conversion or conversions of this Note in accordance with Paragraph 2 (the “Outstanding Principal Amount”) on the first anniversary of the date hereof(the “Maturity Date”), and to pay interest on the Outstanding Principal Amount (“Interest”) in a lump sum on the Maturity Date, at the rate of eight percent (8%) per Annum (the “Rate”) from the date of issuance.  This Note amends and restates that certain promissory note, dated as of the date hereof (the “B Note”) originally issued to BlueCrest (as defined below) and assigned to the Holder; which B Note is hereby cancelled.

Accrual of Interest shall commence on the date of this Note and continue until the Company repays or provides for repayment in full the Outstanding Principal Amount and all accrued but unpaid Interest.  Accrued and unpaid Interest shall bear Interest at the Rate until paid, compounded monthly.  The Outstanding Principal Amount of this Note is payable on the Maturity Date in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder from time to time.  Subject to the terms and conditions of the Subordination Agreement, the Company may prepay principal and interest on this Note at any time before the Maturity Date.

The Company will pay the Outstanding Principal Amount of this Note on the Maturity Date, free of any withholding or deduction of any kind (subject to the provision of paragraph 2 below), to the Holder as of the Maturity Date and addressed to the Holder at the address appearing on the Note Register.

This Note is subject to the following additional provisions:

1.           All payments on account of the Outstanding Principal Amount of this Note and all other amounts payable under this Note (whether made by the Company or any other person) to or for the account of the Holder hereunder shall be made free and clear of and without reduction by reason of any present and future income, stamp, registration and other taxes, levies, duties, cost, and charges whatsoever imposed, assessed, levied or collected by the United States or any political subdivision or taxing authority thereof or therein, together with interest thereon and penalties with respect thereto, if any, on or in respect of this Note (such taxes, levies, duties, costs and charges being herein collectively called “Taxes”).

2.           Notwithstanding anything to the contrary contained herein or in the Subordination Agreement, the Holder of this Note is entitled, at its option, at any time after the issuance of this Note, to convert all or any lesser portion of the Outstanding Principal Amount and accrued but unpaid Interest into Common Stock at a conversion price (the “Conversion Price”) for each share of Common Stock equal to a price which is a 45% discount of the average of the lowest five closing prices in the five days prior to the day that the Holder requests conversion, unless otherwise modified by mutual agreement between the Parties (the “Conversion Price”). For purposes hereof, in no event shall the Market Price be less than $0.001. (The Common stock into which the Note is converted shall be referred to in this agreement as “Conversion Shares.”)  The Issuer will not be obligated to issue fractional Conversion Shares.  For purpose of this section, the closing price of the Common Stock shall be the closing price as reported by the OTCBB, if the Common Stock is listed on another stock market or exchange, the closing price on such exchange as reported in the Wall Street Journal.  The Holder may convert this Note into Common Stock by surrendering the Note to the Company, with the form of conversion notice attached to the Note as Exhibit B, executed by the Holder of the Note evidencing such Holder’s intention to convert the Note.

The Company will not issue fractional shares or scrip representing fractions of shares of Common Stock on conversion, but the Company will round the number of shares of Common Stock issuable up to the nearest whole share.  The date on which a Notice of Conversion is given shall be deemed to be the date on which the Holder notifies the Company of its intention to so convert by delivery, by facsimile transmission or otherwise, of a copy of the Notice of Conversion.  Notice of Conversion may be sent by email to the Company, attn: Mr.MikeTomas, CEO.  The Holder will deliver this Note, together with original executed copy of the Notice of Conversion, to the Company within three (3) business days following the Conversion Date.  At the Maturity Date, the Company will pay any unconverted Outstanding Principal Amount and accrued Interest thereon, at the option of the Company, in either (a) cash or (b) Common Stock valued at a price equal to the Conversion Price determined as if the Note was converted in accordance with its terms into Common Stock on the Maturity Date.

3.           No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to the payment of the Outstanding Principal Amount of this Note at the Maturity Date, and in the coin or currency herein prescribed.  This Note and all other Notes now or hereafter issued on similar terms are direct obligations of the Company.  In the event of any liquidation, reorganization, winding up or dissolution, repayment of this Note shall not be subordinate in any respect to any other indebtedness of the Company outstanding, except that of the Company to BlueCrest, as of the date of this Note or hereafter incurred by the Company.  This Note is an unsecured obligation of the Company.

Such non-subordination shall extend without limiting the generality of the foregoing, to all indebtedness of the Company to banks, financial institutions, other secured lenders, equipment lessors and equipment finance companies, but shall exclude trade debts and debt to BlueCrest.  Any warrants, options or other securities convertible into stock of the Company issued before the date hereof shall rank pari passu with the Note in all respects

4.           If at any time or from time to time after the date of this Note, the Common Stock issuable upon the conversion of the Note is changed into the same or different numbers of shares of any class or classes of stock, whether by recapitalization or otherwise, then in each such event the Holder shall have the right thereafter to convert the Note into the kind of security receivable in such recapitalization, reclassification or other change by holders of Common Stock, all subject to further adjustment as provided herein.  In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

5.           If one or more of the “Events of Default” shall occur, the Company agrees to pay all costs and expenses, including reasonable attorney’s fees, which the Holder may incur in collecting any amount due under, or enforcing any terms of, this Note. For purposes hereof, the term “Events of Default” shall mean:

a.	Withdrawal from registration of the Issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), either voluntary or involuntary.

b.	Issuer filing for bankruptcy protection under the federal bankruptcy laws, the calling of a meeting of creditors, or any act of insolvency under any state law regarding insolvency, without written notification to the Investor within five business days of such filing, meeting or action.

c.	Failure by the Issuer to honor a notice of conversion under the Note and immediately issue to holder unrestricted shares of common stock of the Issuer pursuant to an opinion of counsel.

d.	Failure to pay the principal and unpaid but accrued interest on the Note when due.

If the Issuer fails to cure a default as defined in this paragraph, within two business days after receipt by the Issuer of a written notice of default, the Holder may exercise the following remedies:

(i)

the Rate shall be the lesser of (1) 24.99% per annum, compounded, or (2) the highest rate of interest permitted by law for the indebtedness evidenced by this Note, effective upon the date of the default and until cured; and/or

(ii).	The Holder may refuse to exercise its right to convert the debt as contemplated by this Note.

6.           Prepayment.  At any time that the Note remains outstanding, upon three business days’ written notice (the “Prepayment Notice”) to the Holder, the Company may, subject to the terms and conditions of the Subordination Agreement, pay the entire Outstanding Principal Amount of the Note plus any accrued but unpaid Interest.  If the Company gives written notice of prepayment, the Holder continues to have the right to convert principal and interest on the Note into Conversion Shares until three business days elapses from the Prepayment Notice.

7.           The Company covenants that until all amounts due under this Note are paid in full, by conversion or otherwise, unless waived by the Holder or subsequent Holder in writing, the Company shall:

a.

give prompt written notice to the Holder of any Event of Default or of any other matter which has resulted in, or could reasonably be expected to result in a materially adverse change in its financial condition or operations;

b.

give prompt notice to the Holder of any claim, action or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a Material Adverse Effect (as defined in the Note Purchase Agreement) on the financial condition of the Company;

c.

at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Note into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Outstanding Principal Amount of this Note into Common Stock.

8.           Upon receipt by the Company of evidence from the Holder reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note,

(i) in the case of loss, theft or destruction, upon provision of indemnity reasonably satisfactory to it and/or its transfer agent, or

(ii) in the case of mutilation, upon surrender and cancellation of this Note, then the Company at its expense will execute and deliver to the Holder a new Note, dated the date of the lost, stolen, destroyed or mutilated Note, and evidencing the outstanding and unpaid principal amount of the lost, stolen, destroyed or mutilated Note.

9.           If any term in this Note is found by a court of competent jurisdiction to be unenforceable, then, subject to the terms and conditions of the Subordination Agreement, the entire Note shall be rescinded, the consideration proffered by the Holder for the remaining Debt acquired by the Holder not converted by the Holder in accordance with this Note shall be returned in its entirety and any Conversion Shares in the possession or control of the Investor shall be returned to the Issuer.

10.           The Note and the Agreement between the Company and the Holder (including all Exhibits thereto) constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof.  Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder; provided, however, the provisions hereof regarding subordination may not be amended without the prior written consent of BlueCrest.  BlueCrest shall be a third party beneficiary of the forgoing proviso.  .

11.           This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized, as of the date first written above.

BIOHEART, INC.

By:/s/Mike Tomas

     MikeTomas, CEO & PRESIDENT